Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact: Monique Allaire AVEO Pharmaceuticals, Inc. (617) 299-5810	Media Contact: Dan Budwick Pure Communications (973) 271-6085

AVEO Pharmaceuticals Enters into Worldwide License Agreement with Centocor Ortho Biotech to

Develop and Commercialize RON-Targeted Antibodies

CAMBRIDGE, Mass., May 31, 2011 – AVEO Pharmaceuticals, Inc. (NASDAQ: AVEO) today announced it has entered into an exclusive license agreement with Centocor Ortho Biotech Inc. for the worldwide development and commercialization of AVEO’s internally-discovered antibodies targeting the RON (Recepteur d’Origine Nantais) receptor. The RON pathway is believed to be involved in several aspects of cancer development including regulation of tumor growth, survival and metastasis, and bone disruption. In preclinical studies, AVEO’s proprietary anti-RON antibodies have demonstrated strong anti-tumor activity.

AVEO is initially receiving $15 million. Under the terms of the license agreement, AVEO will receive the first half of this amount as an up-front payment from Centocor Ortho Biotech. Through a separate equity private placement and stock purchase agreement, the second half will be received through the sale of newly issued shares of AVEO common stock to an affiliate of Centocor Ortho Biotech, Johnson & Johnson Development Corporation. Under the license agreement, AVEO is eligible to receive up to $540 million in milestone payments based upon the achievement of specified development, regulatory and commercialization goals. Upon commercialization, AVEO will be entitled to a tiered, double-digit royalty on net sales worldwide. Centocor Ortho Biotech will be responsible for all clinical development, manufacturing, and commercialization activities and costs. Centocor Ortho Biotech will also fund certain research conducted by AVEO, including translational research studies using its Human Response Platform™ to identify biomarkers for patients most likely to benefit from treatment with RON-targeted antibodies.

“We are delighted to enter into this strategic alliance,” said Elan Ezickson, executive vice president and chief business officer of AVEO. “We believe that the RON pathway is a promising novel target for combating cancer growth and progression. This license agreement highlights the broad potential of our unique monoclonal antibody R&D capabilities and further supports AVEO’s strategy to maximize our proprietary cancer biology platform to build a sustainable cancer therapeutics company.”

RON, or MST1R, receptor tyrosine kinase is a member of the c-MET RTK family. Published research has shown that over-expression of RON has been observed in multiple solid tumor types including breast, colorectal, non-small cell lung, glioblastoma multiforme (GBM), prostate, pancreatic, ovarian and bladder cancers, and is associated with disease progression and metastasis.

AVEO’s research of RON biology has been aided by its novel, genetically defined, in vivo murine tumor models and related bioinformatics tools. In AVEO’s proprietary in vivo models, both wild-type RON and RONΔ160 have been shown to potently drive tumor growth, with AVEO’s anti-RON antibodies demonstrating strong anti-tumor activity. AVEO has also utilized its unique bioinformatics tools for biomarker research and to generate a RON pathway gene index that quantifies the level of RON pathway activation. AVEO has used this index to identify human tumor cell lines with high RON pathway activity, and has demonstrated in preclinical models that the inhibition of RON function by anti-RON antibodies potently inhibited tumor cell growth and survival. These studies provided preclinical evidence of the potential benefits of RON inhibition and identified a genetic context in which RON inhibition may have therapeutic benefit.

About AVEO

AVEO Pharmaceuticals (NASDAQ: AVEO) is a cancer therapeutics company committed to discovering, developing and commercializing targeted therapies to impact patients’ lives. The company’s lead product candidate, tivozanib, is currently being investigated in a global, randomized Phase 3 clinical trial called TIVO-1 comparing tivozanib to sorafenib in patients with advanced renal cell carcinoma, as well as additional clinical studies in other solid tumor types. AVEO’s second most advanced product candidate, ficlatuzumab (AV-299), is a potent, functional anti-HGF/c-MET pathway antibody that is currently in Phase 2 clinical development. AVEO’s proprietary Human Response Platform™ is designed to offer the company a unique advantage in cancer drug development and has provided a discovery engine for multiple therapeutic targets. This approach has resulted in a promising pipeline of monoclonal antibodies against novel targets including HGF, ErbB3, RON, Notch and FGFR. For more information, please visit the company’s website at www.aveopharma.com.

Forward-looking Statements

Any statements in this press release about our future expectations, plans and prospects, including statements about: the relationship of the RON receptor to cancer development; future milestone-based payments, research funding or royalties which may be paid by Centocor Ortho Biotech to AVEO; the potential of our antibody research and development capabilities; the potential of our cancer biology platform to offer a unique advantage in oncology drug development; the; and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: our ability to successfully research, develop and obtain and maintain regulatory approvals for our product candidates; the possibility that favorable preclinical may not be predictive of the results in future preclinical and clinical trials; our inability to obtain and maintain adequate protection for intellectual property rights relating to our product candidates and technologies; unplanned operating expenses; our inability to raise substantial additional funds to achieve our goals, including with respect to the further development of tivozanib; competition; general economic and industry conditions; and other factors discussed in the “Risk Factors” section of our most recent Form 10-Q filed with the Securities and Exchange Commission, and in other filings that we periodically make with the SEC. In addition, the forward-looking statements included in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

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